Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

PATRICIA H. MUELLER AND LARREE M. RENDA
JOIN ROSS STORES BOARD OF DIRECTORS

Dublin, California, March 12, 2020 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that Patricia H. Mueller and Larree M. Renda, have been elected to its Board of Directors effective immediately.

Ms. Mueller, age 57, has over three decades of experience, most recently serving as Chief Marketing Officer and Senior Vice President, Advertising and Marketing for The Home Depot, Inc. from 2011 to 2016. Prior to joining The Home Depot in 2009, she held senior marketing and strategic development roles at The Sports Authority Inc., American Signature, Inc., and ShopNBC television network after beginning her career at Montgomery Ward, LLC. During her time at Montgomery Ward, she spent 15 years in a variety of roles that included retail operations, marketing, and planning. Ms. Mueller currently serves on the Board of Dave & Buster’s Entertainment, Inc., a restaurant and entertainment company, and is the co-founder of Mueller Retail Consulting. Ms. Mueller holds a Bachelor’s degree Magna Cum Laude in Business Management from The State University of New York at Plattsburgh.

Ms. Renda, age 61, spent over 40 years at Safeway Inc., one of the largest supermarket chains in North America, where she had a broad range of responsibilities across many different functions. She most recently served as an Executive Vice President from 1999 to 2015. Ms. Renda joined Safeway in 1974 and was promoted into a variety of management roles with increasing levels of responsibility over the next 20 years. In 1994, she moved into Safeway’s corporate area, initially managing Corporate Retail Operations. Over the next two decades, she ultimately assumed responsibility for all retail strategies and a broad range of corporate administrative functions, including IT, real estate, construction and development, human resources, health initiatives, public and government affairs, labor and government relations, reengineering, corporate social responsibility and sustainability, philanthropy, industrial engineering, and communications. She currently serves on the board of Casey’s General Stores, Inc., an operator of convenience stores.

In commenting on this news, Michael Balmuth, Chairman of Ross Stores, stated, “We are pleased to welcome both Patricia Mueller and Larree Renda to our Board of Directors. Ms. Mueller is an expert in the retail industry with a career spanning more than three decades in executive leadership positions that include branding, marketing, and store operations. Ms. Renda’s 40-plus year retail career has given her a deep and broad-based understanding of the consumer retail space with proven executive management experience across a broad range of administrative and operational functions. We are confident that the in-depth skills and expertise each of these individuals bring to our Board will be valuable resources for our Company and our shareholders.”

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Forward-Looking Statements:

This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, or public health issues (such as pandemics); our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2018, and Form 10-Qs and Form 8-Ks for fiscal 2019. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2019 revenues of $16.0 billion. Currently, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,565 locations in 39 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 266 dd's DISCOUNTS® in 20 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.
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